                                                                Exhibit 10.23

                              OPERATING AGREEMENT
                         COCORNA AND NARE ASSOCIATIONS



     THIS AGREEMENT, entered into this 11th day of September, 1995, but effective January 1, 1995, by and between OMIMEX DE COLOMBIA, LTD., hereinafter designated and referred to as "Operator", and SABACOL, INC., hereinafter referred to as "Non-Operator", collectively called the Parties,

                                  WITNESSETH:

     WHEREAS, the Parties to this agreement are owners of the Cocorna and Nare Associations, Colombia, S.A. identified in Exhibit "A", and the Parties hereto have reached an agreement to develop and operate these Fields,

     NOW, THEREFORE, it is agreed as follows:

                                   ARTICLE I
                                  DEFINITIONS

   As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

               A. The term "oil and gas" shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

               B. The term "Contract Area" shall mean all lands and oil and gas interests intended to be developed and operated for oil and gas purposes under this agreement. Such lands and oil and gas interests are described in Exhibit "A".

               C. The term "drillsite" shall mean the site on which a proposed well is to be located.

               D. The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

               E. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.

   Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural include the singular, and the neuter gender includes the masculine and the feminine.



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                                   ARTICLE II
                                    EXHIBITS

   The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

               A. Exhibit "A" - Identification of the lands subject to this agreement and the interests of the Parties.

               B.     Exhibit "B" - Accounting Procedure

               C.     Exhibit "C" - Insurance

                                  ARTICLE III
                            INTEREST OF THE PARTIES

   Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the Parties as their interests are set forth in Exhibit "A". In the same manner, the Parties shall also own all production of oil and gas from the Contract Area.

   Nothing contained in this Article III shall be deemed an assignment or cross-assignment of interests covered hereby.

                                   ARTICLE IV
                                    OPERATOR

   OMIMEX DE COLOMBIA, LTD., shall be Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. It shall conduct all operations in a good and workmanlike manner, but it shall have no liability as Operator to the other party for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct.

   Operator may resign at any time by written notice thereof to Non-Operator. If Operator terminates its legal existence, no longer owns an interest in the Contract Area, or is no longer capable of serving as Operator because Operator is insolvent, bankrupt or is placed in receivership, Operator shall be deemed to have resigned without any action by Non-Operator, except the selection of a successor. Operator may be removed by Non-Operator by majority vote or if it fails or refuses to carry out its duties hereunder. Such resignation or removal shall not become effective until 7:00 A.M. on the first day of the calendar month following the expiration of (90) days after giving of the notice of resignation by Operator or action by the Non-Operator to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date.



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     Upon the resignation of Operator or removal by Non-Operator, a successor
Operator shall be selected by Parties owning an interest in the Contract Area at the time such successor Operator is selected, excluding the ownership of the retiring or removed Operator.

     The number of employees used by the Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator.



                                   ARTICLE V
                            DRILLING AND DEVELOPMENT

A. OPERATIONS:

        Should any party hereto desire to drill additional wells on the Contract Area or rework, deepen or plug back a dry hole or a well not currently producing in paying quantities, the party desiring to perform such operation shall given the other party written notice of the proposed operation and the estimated cost of the operation. The party receiving such a notice shall have thirty (30) days after receipt of the notice within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation. If a rig is on location the notice of a proposed rework, plug back or drill deeper may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party receiving such notice to reply within the period fixed above shall constitute an election by that party not to participate in the cost of the proposed operation. Any notice or response given by telephone shall be promptly confirmed in writing.

        If all Parties elect to participate in such a proposed operation, Operator shall, within ninety (90) days after expiration of the notice period (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location), actually commence the proposed operation and complete it with due diligence at the risk and expense of all the Parties hereto. Said commencement may be extended for thirty (30) days, upon written notice to the other party, if in the Operator's sole opinion such additional time is reasonably necessary to obtain permits, equipment or surface rights. If not commenced within the time periods set forth above, then the Operator shall resubmit to the other party its proposal as if no prior proposal had been made.

        If less than all Parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. If the decision is to proceed the entire cost and risk of conducting such operations shall be borne by the Consenting Parties in their adjusted proportions. Upon commencement of operations in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all such Non-Consenting Party's interest in the well and share of production therefrom until the proceed of the sale of such share, calculated at the well shall equal the total of the following:

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               a)         300% of each Non-Consenting Party's share of the cost
               of any newly acquired surface equipment beyond the wellhead connections (including, but not limited to, stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it, it being agreed that each Non-Consenting Party's share of such cost and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

               b) 300% of that portion of the cost and expenses of drilling, reworking, deepening, plugging back, testing and completing, and 300% of that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

     An election not to participate in the drilling or the deepening of a well shall be deemed an election not to participate in any reworking or plugging back operation proposed in such well, or portion thereof, to which the intital Non-Consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Parties recoupment account. Any such work during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 300% of that portion of the costs of the work.

       Within sixty (60) days after the completion of any operation under this Article, the Operator shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of the operation. Thereafter, at least semi-annually, the Operator shall provide each Non-Consenting Party with a payout statement reflecting costs and revenue attributable to the well from the time of the non-consent election to the date of the statement.

       If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it, and from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production thereform as such Non-Consenting Party would have been entitled had it participated in the operation on said well.

B.     TAKING OF PRODUCTION:

         Each Party to this agreement shall be responsible for disposing of and accounting for its proportionate share of the production in accordance with the sales agreement(s) with Ecopetrol or any other purchaser as agreed to by the Parties or as required by the appropriate government authority of the Republic of Colombia.

C.     ACCESS TO CONTRACT AREA AND INFORMATION:

       Each party shall have access to the Contract Area at all reasonable times, at its sole cost and risk

                                       4
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to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator's books and records relating thereto. Operator, upon request, shall furnish each of the other Parties with copies of all forms and reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily guage and run tickets and reports of stock on hand at the first of each month, and shall make available samples of any cores or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that requests the information.

D.     ABANDONMENT OF WELLS:

     If a well has produced, excluding the interest of any Non-Consenting Party, it shall not be plugged and abandoned without the consent of all Parties. If all Parties consent to the plugging and abandonment, such action shall be at the cost, risk and expense of all the Parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply with-in forty-eight (48) hours after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment.

     If a well has produced, excluding the interest of any Non-Consenting Party, shall not be plugged and abandoned without the consent of all Parties. If all Parties consent the plugging shall be at the cost, risk and expense of all the Parties. If, within thirty (30) days, after receipt of the notice to plug and abandon, any party elects not to consent to the plugging of the well, then said party shall assume operation of the well and pay the Parties consenting to the plugging and abandonment the estimated salvage value less the estimated cost to plug and abandon the well. Each abandoning party shall assign, without warranty, express or implied, of any kind or nature, all its interest in the well. Thereafter the abandoning Parties shall have no further responsibility, liability, or interest in the operation of or production from the well.

       All wells shall be plugged and abandoned in accordance with all governmental rules and regulations.

                                   ARTICLE VI
                    EXPENDITURES AND LIABILITIES OF PARTIES

A.     LIABILITY OF PARTIES:

  The liability of the Parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the Parties are given to secure only the debts of each severally. It is not the intention of the Parties to create, nor shall this agreement be construed as creating, a mining or other partnership or association, or to render the Parties liable as partners.

B.     LIENS AND PAYMENT DEFAULTS:

  Each Non-Operator grants to Operator, a lien on all of each Non-Operator's right in the

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Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon at the rate shown in Exhibit "B". Operator grants a like lien and security interest to the Non-Operators to secure payment of Operator's proportionate share of expense.

C. PAYMENTS AND ACCOUNTING:

        Except as otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the Parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "B". Operator shall keep an accurate record of the joint account hereunder, showing expenses and charges and credits made and received. Operator may request advance payment of estimated expenses. If any party fails to pay its share of said estimated expenses within the time specified, the amount due shall bear interest as provided in Exhibit "B". Such request shall include a detail listing of the expenses to be covered by the advance payment.

        Exhibit "B" shall detail the accounting procedures for the Contract
Area.

D. LIMITATION OF EXPENDITURES:

        Operator shall notify all Parties in writing and an AFE shall be prepared before incurring any item of expense, which is equal to or exceeds US $50,000.00. Such item of expense shall not be incurred unless a majority in interest of the Parties signify their consent thereto in writing within 10 days of the written notice.

E. INSURANCE:

        Operator shall also carry or provide insurance for the benefit of the joint account of the Parties as outlined in Exhibit "C", attached to and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to maintain statutorily required insurance and insurance equal to that shown on Exhibit "C".

F. ANNUAL BUDGET MEETING:

        Operator shall, with at least 30 days written notice, call an annual meeting of the Parties for the purpose of approving an annual budget and capital expenditures program.

                                  ARTICLE VII
                        MAINTENANCE OF UNIFORM INTEREST

        For the purpose of maintaining uniformity of ownership of the interests covered by this agreement, no party shall sell, encumber, transfer or make other disposition of its interest in the Contract Area and in the wells, equipment and production unless such disposition covers the entire undivided interest of the party.

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                                  ARTICLE VIII
                              CLAIMS AND LAWSUITS


     Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Twenty Thousand Dollars (US $20,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the Parties hereto shall assume and take over further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling or otherwise discharging such claim or suit shall be the joint expense of the Parties participating in the operation from which the claim or suit arises. If a claim is made against any party or any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other Parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.


                                   ARTICLE IX
                                 FORCE MAJEURE


     If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to all other Parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

     The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

     The term "force majeure", as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.


                                   ARTICLE X
                                    NOTICES


     All notices authorized or required between the Parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by telex or telecopier and addressed to the Parties to whom the notice


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is given at the addresses listed in Exhibit "A".  The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the originating notice is received. The second or any responsive notice shall be deemed given when deposited in the mail or with the telegraph company, with postage or charges prepaid, or sent by telex or telecopier. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other Parties.

                                   ARTICLE XI
                               TERM OF AGREEMENT

  This agreement shall remain in full force and effect as to the Contract Area for so long as any wells are producing from the Contract Area. Upon termination of this agreement the Parties shall remain responsible for the proportionate share of any costs attributable to the final plugging and abanonment of the wells and the facilities associated therewith. It is agreed however, that the termination of this agreement shall not relieve any party from any liability which has accrued or attached prior to the date of such termination.

                                  ARTICLE XII
                                 APPLICABLE LAW

  This agreement, its meaning and interpretation and the relationship of the Parties hereunder, shall be governed by the laws of the United States of America and all matters arising therefrom shall be brought before and submitted exclusively to the courts of United States.

                                  ARTICLE XIII
                                  MISCELLANOUS

A.       US INTERNAL REVENUE CODE ELECTION

  It is the express and specific intent of the Parties that a partnership relationship not be created between them or among them and any other co-owner of an interest in the Contract Area. In accordance with the applicable provision of the US Internal Revenue Code of 1954 and regulations promulgated pursuant and further thereto, the Parties do hereby elect not to be treated or considered as partners and further elect that none of the provisions of Sub-Chapter K of said Code shall be appicable with respect to the operation of the Contract Area. The Parties expressly authorize Operator to file with the proper authorities executed copies of this agreement, and such copies when filed, shall be conclusive notice to said authorities of this election pursuant to said Contract Area from all of the provisions of said Sub-Chapter K and said regulations. Operator may in lieu of filing copies hereof, notify said authorities of this election by separate instrument in proper form.


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B. HEADINGS:

       The topic heading used herein are inserted for convenience only and shall not be construed as having any substantive significance or meaning.

C.     MODIFICATION:

       There shall be no modification or amendment of this agreement except by written instrument signed by all Parties.

D.     ASSIGNMENT:

       Except as otherwise provided herein, this agreement shall be binding upon and inure to the benefit of the Parties, their respective successors and assigns.


       This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.


     IN WITNESS WHEREOF, this agreement is executed as of the date first above mentioned.

WITNESSED:                                      OPERATOR:

          [SIG.]                                OMIMEX DE COLOMBIA, LTD.
-----------------------------
          [SIG.]                                        [SIG.]
------------------------------                  --------------------------


WITNESSED:                                     NON-OPERATOR:

          [SIG.]                               SABACOL, INC.
-----------------------------
          [SIG.]                                        [SIG.]
-----------------------------                  ---------------------------




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                                  EXHIBIT "A"

Attached to and made a part of that certain Operating Agreement covering the Velasquez Field by and between OMIMEX DE COLOMBIA, LTD. and SABACOL, INC. dated the 11th day of September, 1995, but effective December 30, l994.

                    CONTRACT AREA & INTERESTS OF THE PARTIES


CONTRACT AREA:                             VELASQUEZ FIELD - -
                                           LOCATED IN THE PUERTO BOYACA
                                           MUNICIPALITY, STATE OF BOYACA,
                                           REPUBLIC OF COLOMBIA, S.A. WHICH IS
                                           PART OF THE PRIVATE PROPERTY
                                           DENOMINATED "GUAGUAQUI-TERAN", THE
                                           LATTER REGISTERED UNDER NUMBER 7,
                                           PAGES 58 THROUGH 66 OF BOOK 2 OF THE
                                           LEGAL DEPARTMENT FILES OF THE
                                           MINISTRY OF MINES AND ENERGY.

INTERESTS OF THE PARTIES:

                                                                     PERCENT
                                                                     -------
                          OMIMEX DE COLOMBIA, LTD.                     75%

       5608 Malvey, Penthouse Suite         Carrera 17 No. 93-82 Off. 303
       Fort Worth, Texas 76107              Santafe De Bogota, Colombia
       Phone: (817) 735-1500                Phone: 571-623-5905
       Fax: (817) 735-8033                  Fax: 571-218-1395



              SABACOL, INC.                                            25%

       17512 Von Karman Ave.                109 No. 15 - 60 Off. 301
       Irvine, California 92714             Santafe De Bogota, Colombia
       Phone: (714) 724-1112                Phone: 571 - 612-7185
       Fax: (714) 724-1555                  Fax: 571 - 612-3969

                                  EXHIBIT "B"
                     JOINT OPERATIONS ACCOUNTING PROCEDURE


         In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions Agreement shall prevail.

         The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement. The Parties agree that if any of such methods prove unfair or inequitable to Operator or NonOperator(s), the Parties will meet and in good faith endeavor to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1-       GENERAL PROVISIONS

         1.1              Definitions

         1.1.1. Agreement means the Joint Operating Agreement to which this Accounting Procedure is attached.

         1.1.2. Contract Area shall have the same definition as contained in the Agreement.

         1.1.3. Controllable Material shall mean material which the Operator according to good oil field practice, subjects to record control and inventory. A list of types of such material shall be furnished to Non-Operator(s) upon request.

         1.1.4.           Days shall in all cases mean calendar days.

         1.1.5. Field Supervisors as used herein the term "Field Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

         1.1.6. Joint Account shall be the set of accounts maintained by the Operator to record all expenditures and other transactions under the provisions of the Agreement.

         1.1.7. Joint Operations shall mean all activities necessary and proper under the provisions of the Agreement.

         1.1.8. Joint Property shall mean the real and personal property acquired and held for use in connection with operations under the Agreement.

         1.1.9. Material shall mean personal property, including supplies and use charge, acquired and held for use in Joint Operations.

         1.1.10 Non-Operator(s) shall mean the parties to the Agreement other than the operator.

         1.1.11 Operator shall have the same definition as contained in the Agreement.

         1.1.12. Party or Parties shall have the same definitions as contained in the Agreement.

         1.1.13. Technical Employees as used herein the term "Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint operations is handling of specific operating conditions and problems for the benefit of the Joint Property.

         1.1.14. Operating Committee as used herein shall mean such committee as may be appointed by the parties consisting of one representative of the Operator and one representative of each Non-Operator.

1.2      Statements, Billings and Adjustments

         1.2.1. Each Party to the Agreement is responsible for preparing its own accounting, statistical and tax reports to meet Contract Area and any other country or corporate requirements, except that Operator shall be responsible for preparation and filling of any United States Partnership Income Tax Returns that may be required. The parties may elect out of Subchapter K. Operator is required to furnish Non-Operator(s) statements and billings in such form as required to facilitate discharging such responsibilities.

         1.2.2. Operator shall bill Non-Operator(s) on or before the last day of each month for their proportionate share of expenditures for the preceding month. Such billings shall be accompanied by statement of charges and credits to the Joint Account summarized by appropriate accounting classifications indicative of the nature thereof, except that items of Controllable Material and unusual charges and credits shall be detailed. Such billings shall indicate the monetary origin (Colombian Pesos or U.S. Dollars) of the charges and credits.

               1.2.3. Operator shall, upon request by Non-Operator(s), furnish a description of such accounting classifications.

               1.2.4. In accordance with Colombian law, Operator shall keep the Joint Account in Colombian pesos. The operator will also maintain these accounts in U.S. dollar equivalency or shall provide the applicable exchange rate(s) monthly so that Non-Operator(s) may convert these Colombian peso accounts to U.S. Dollars each month. The parties shall agree as to the procedure to be used in establishing the exchange rate(s) to be used in making the conversion from Colombian pesos to U.S. dollars or vice-versa. Expenditures made in U.S. Dollars shall be separately identified and reported to NonOperator(s) on a monthly basis. Accounts maintained for recording property, plant and equipment shall be maintained in both Colombia pesos and U.S. dollars and such accounts shall reflect the monetary origin (pesos or dollars) of each item of property, plant and equipment purchased for the Joint Account. In the conversion of currencies and in accounting for advances of different currencies as provided for in Paragraph 1.3 of this Article, or any other currency transactions affecting the Joint Operations, it is the intent that none of the Parties shall experience gain or loss at the expense of, or to the benefit of, the other Parties.

                 1.2.5. Payment of the bills referred to in paragraph
                        1.2.2. of this article shall not prejudice the rights of any Non-Operator(s) to protest or question the correctness thereof; however, all bills and statements rendered to Non-Operator(s) by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four
                        (24) months following the end of any such calendar year, unless within the said twenty-four month period a Non-Operator takes written exception thereto and makes claim on operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the Joint Property acquired for Joint Operations.

                 1.2.6. The accrual method of accounting shall be used for
                        the Joint Account.

1.3      Advances and Payment

         1.3.1. Non-Operator(s) shall advance by immediately available funds to Operator within 15 days of notice by Operator their share of estimated cash requirements for the succeeding month's Operations in accordance with
                          Article VI of the Agreement. Such advance shall be credited when the actual billings per 1.2.2. above are issued.

         1.3.2. Should the Operator be required to pay any large (in excess of U.S. $50,000.00) sums of money on behalf of the Joint operation, which were unforeseen at the time of providing the Non-Operator(s) with said monthly estimates of its requirements, the Operator shall make a written request of the Non-Operators(s) for special advances covering the Non-Operators' share of such payments. Non-Operator(s) shall make their proportional special advances within fifteen (15) days after receipt of such notice.

         1.3.3. If Non-Operator(s) advances exceed their share of the expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly or deducted from the nextbilling, whichever comes first. However, Non-Operator(s) may request that excess advances be refunded. The Operator shall make such refund within fifteen (15) days after receipt of Non-Operator(s) request. Such refund shall be made in the currency so advanced.

         1.3.4. If Non-Operator(s) advances are less than their share of actual expenditures, the deficiency shall, at Operator's option, be added to subsequent cash advance requirements or be paid by Non-Operator(s) within thirty (30) days following receipt of Operator(s) for such deficiency.

         1.3.5. If Operator does not request Non-Operator(s) to advance their share of estimated cash requirements, Non-Operator(s) shall pay their share of actual expenditures within thirty (30) days following receipt of Operator's billing.

         1.3.6. Payment of advances or billings shall be made on or before the due date, and if not so paid the unpaid balance shall be treated as provided under Article VI of the Agreement.

1.4 Audits

         1.4.1. A Non-Operator, upon at least thirty (30) days written notice to Operator and other Non-Operator(s) shall have the right at its sole expense to audit the Joint Account and related records for any calendar year or portion thereof within the twenty-four (24) month period following the end of such calendar year; however, the conducting of an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Paragraph
                        1.2.5. of this Article. Where there are two or more Non-Operators the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator.

         1.4.2. Subject to unanimous prior approval of the Parties, the cost of any special audit or verification of the Joint Account that is for the benefit of all Parties shall be chargeable to the Joint Account.

         1.4.3. Normal recurring internal audits of the Joint Account made by the Operator to assess internal controls shall be chargeable to the Joint Account and copies thereof shall be furnished to Non-Operators upon request.

1.5 Interest

         1.5.1 Should interest be accessed per the terms of the Agreement, (1) the rate on non U. S. $ Cash Calls shall be the Colombian Prime Rate as quoted by Banco Ganadero plus 10% and (2) on U. S. $ Cash Calls Prime as quoted by Bank One, Texas, N.A. plus 3%. Should said rate(s) exceed the maximum rate allowed by law, then the maximum lawful rate(s) shall apply.

2-     CHARGEABLE COST AND EXPENDITURES

       operator shall charge Joint Account for all costs necessary to conduct Joint Operations in or with respect to the Contract Area. Such cost shall include, but are not necessarily limited to:

       2.1     Control, License or Permit Payments

       2.1.1. All expenditures necessary to acquire and to maintain rights to the Contract Area.

2.2      Labor and Related Costs

         2.2.1. Salaries. Salaries and wages of Operator's field employees directly employed on the Joint Property in the conduct of Joint Operations, salaries and wages of Field Supervisors, and salaries and wages of Technical Employees that perform work and services directly relating to or for the benefit of the Joint Property.

         2.2.2. Salary Benefits. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under
                          Article 2.2.1 above.  Such costs under this Article
                          2.2.2 may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under
                          Article 2.2.1 above. If percentage assessment is used, the rate shall be based on the Operator's cost experience and adjusted at least annually to the Operator's actual cost.

         2.2.3. Assessments. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Article 2.2.1 and 2.2.2 above.

         2.2.4. Personal Related Expenses. Personal Expenses, including but not limited to the following: travel and other reasonable reimbursable expenses of Operator's employees, hospital and medical expense, schools for employees and their children, insurance policies, and all other reasonable activities applicable to the employee and family, of those employees whose salaries and wages are chargeable to the Joint Account under Article 2.2.1 above.

         2.2.5. Employee Benefit Plans. Operator's current cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other customary benefit plans of a like nature provided under Operator's usual practices, applicable to operator's labor cost chargeable to the Joint Account under
                          Article 2.2.1 above shall be at Operator's actual cost.

2.3. Material

     2.3.1. Material purchased or furnished by Operator for use in Joint Operations as provided under Article 3 of this Accounting Procedure.

2.4  Transportation and Employee Relocation Costs

     2.4.1. Transportation of Material and other related costs such as expediting crating, dock charges, inland and ocean freight, customs duties and taxes and unloading at destination.

     2.4.2. Transportation of employees as required in the conduct of Joint Operations.

     2.4.3. Relocation costs to the Contract Area vicinity or to other locations in Colombia of employees permanently or temporarily assigned to the Joint Operations. Such costs shall include transportation of employees' families and their personal and household effects and all other relocation costs in accordance with Operator's usual practice. Relocation from Colombia shall not be charged to the Joint Account.

2.5  Services
     --------
     2.5.1. Contract services, professional consultants, and other services covered by Paragraph 2.8

     2.5.2. Technical services for specific projects resulting in a presentation or a written report, such as, but not limited to, laboratory analysis, drafting, geophysical interpretation, engineering, and related data processing, performed by the Operator and its Affiliates for the direct benefit of the Joint Operations, provided such costs shall not exceed those currently prevailing if performed by outside technical service companies.

     2.5.3 Use of equipment, services and facilities furnished by Operator or Non-Operated(s) or their Affiliates provided such equipment, services or facilities is of a quality and cost commensurate and competitive with that offered by third parties in the general vicinity of the Contract Area.

2.6  Damage and Losses to Joint Property

     2.6.1 All costs or expenses necessary for the repair or replacement of Joint Property resulting from damages or losses incurred by fire, flood, storm, theft, accident, or any other cause. Operator shall furnish Non-Operator(s) written notice of damages or losses in excess of nominal value as soon as practicable. Any payment(s) by insurance companies shall be deducted in determining the amount due.

2.7  Insurance

     2.7.1. Net premiums for insurance are required by the Parties of the Agreement.

     2.7.2. Actual expenditures in the settlement of all losses, claims, damages, judgements, and other expenses for the benefit of the Joint Operations as per the Agreement.

     2.7.3. Credits for settlements received from the insurance policies and others.

2.8  Legal Expense

      2.8.1. All costs or expenses of litigation or legal services otherwise necessary or expedient for the protection of the Joint Property, including but not limited to attorney's fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation of claims. These services may be performed by the Operator's legal staff or an outside firm as necessary. Operator shall not incur more than Ten Thousand U.S. Dollar (US $10,000) in costs for legal services in connection with any single suit, proceeding or matter without first obtaining the prior approval of the other parties.

2.9   Duties and Taxes

      2.9.1. All duties and taxes (except taxes based on income, net worth and royalty based on production from the Contract Area and any other taxes for which the Parties are liable severally but not Jointly), fees and governmental assessment of every kind and nature in relation with Joint Operations.

2.10  Offices, Camps and Miscellaneous Facilities

      2.10.1. Cost of maintaining and operating any offices, suboffices, camps, warehouses, housing and other facilities directly serving the Joint operations shall be charged to the Joint Account. If such facilities serve operations in addition to the Joint Operations, the costs shall be allocated to the properties served on an equitable basis as may be approved by the Operating Committee which approval shall not be unreasonably withheld.

2.11  Administrative Overhead

      2.11.1. An administrative overhead covering services and related office costs of personnel performing administrative, legal, accounting, purchasing, treasury, tax, employee relations, computer services and other functions for the benefit of the operations provided they are not included elsewhere, shall be charged to the Joint Account monthly.

      2.11.2. The charge under the foregoing paragraph shall be for services of all personnel and offices of Operator who are not directly assigned to operations and shall be charged each month at the rate of 12% on total expenditures attributable to Joint Operations in the preceding month, except only 5% shall be charged on expenditures for capital expenditure items.

      2.11.3. Notwithstanding anything to the contrary which might be stated in the Accounting Procedure, it is understood that no cost or expenditure included under sections 2.2.1 through 2.10 shall be included or duplicated in the administrative overhead rate charged in this Article 2.11. Further, at any party's request, the rates in 2.11.2 above shall be reviewed annually and adjusted if determined to be inadequate or excessive.

2.12  Other Expenditures

      2.12.1. Any other expenditures not covered or dealt with in the foregoing provisions which are incurred by the Operator and its Affiliates for the ordinary, necessary and proper conduct of the Joint Operations.

3-    MATERIALS

      The cost of material, equipment and supplies purchased or furnished by the Operator for use on the Joint Property shall be charged to the Joint Account on the basis set forth below. So far as it is reasonably practical and consistent with efficient and economical operation, only such material shall be purchased for or transferred to the Joint Property as may be required for immediate use, and the accumulation of surplus stock shall be avoided.

               Operator shall give thirty (30) days written notice of intention to take such inventories to allow Non-Operator(s) to be represented when any inventory is taken. Failure of any Non-Operator to be represented shall bind such Non-Operator to accept the inventory taken by Operator.

      3.3.2. Reconciliation of inventory with the Joint Account shall be made and a list of overages and shortages as well as obsolete and surplus materials shall be furnished to the Non-Operator(s). Inventory adjustments shall be made to the Joint Account in accordance with good accounting practices.

      3.3.3. Whenever there is a sale or change of interest in the Joint Property, a special inventory shall be taken by the Operator if required by the seller and/or purchaser and the seller and/or purchaser of such interest shall bear all of the expense thereof. In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventories taken.

4-    FIXED ASSETS

      Inventories of Fixed Assets will be taken as determined by the Parties but not less than every five (5) years. Operator shall give thirty (30) days written notice of intention to take such inventories to allow Non-Operator(s) to be represented when any inventory is taken. Failure of any Non-Operator to be represented shall bind such Non-Operator to accept the inventory taken by Operator.

                                  EXHIBIT "C"

Attached to and made a part of that certain Operating Agreement covering the Velasquez Field by and between OMIMEX DE COLOMBIA, LTD. and SABACOL INC. dated the 11th day of September, 1995, but effective December 30, 1994.

                                   INSURANCE

     Operator shall, in the performance of its obligations hereunder, carry statutorily required insurance and Public Liability Insurance in amounts of not less than US $ 1,000,000.00 per occurance or accident with an aggregate limit of not less than US $ 2,000,000.00. Operator shall likewise cause all contractors to carry insurance in such amounts commensurate with those set forth above.